Exhibit 4.2

STEADYMED LTD.

FOURTH AMENDED INVESTORS RIGHTS AGREEMENT

This Fourth Amended Investors Rights Agreement (the “Agreement”) is made as of February 24th, 2014, by and among (i) SteadyMed Ltd., an Israeli company (the “Company”), (ii) the persons and entities identified in Schedule 1 hereto (individually or collectively) referred to herein as “Preferred E Holder(s)” (iii) the persons and entities identified in Schedule 1 hereto (individually or collectively ) referred to herein as “Preferred D Holder(s)” (iv) the persons and entities identified in Schedule 1 hereto (individually or collectively referred to herein as “Preferred C Holder(s)” (v) the persons and entities identified in Schedule 1 hereto (individually or collectively referred to herein as the “Preferred B Holder(s)”, (the Preferred E Holders, the Preferred D Holders, the Preferred C Holders and the Preferred B Holders shall be also referred to herein collectively as “Investor(s)” as the context requires) (vi) the holders of Series A2 Preferred Shares of the Company identified in Schedule 2 attached hereto (“Preferred A2 Holders”), and (vii) the holders of Series Al Preferred Shares of the Company identified in Schedule 3 attached hereto (“Preferred Al Holders”), The Investors, the Preferred Al Holders and the Preferred A2 Holders shall each be referred to as a “Preferred Shareholder” and collectively, as the “Preferred Shareholders”, as the context requires. Capitalized Terms used herein and not otherwise defined shall have the meanings ascribed in the Company’s Eighth Amended and Restated Articles of Association, as amended from time to time (the “Articles”).

WHEREAS the Preferred A1 Holders are the holders of all of the issued and outstanding Series A1 Preferred Shares of the Company (the “Preferred Al Shares”); and

WHEREAS, the Preferred A2 Holders are the holders of all of the issued and outstanding Series A2 Preferred Shares of the Company (the “Preferred A2 Shares”); and

WHEREAS, pursuant to that certain Series B Preferred Share Purchase Agreement dated August 2nd, 2010, including the Addendum thereto dated July 25th, 2011, and the Second Addendum thereto dated December 11th, 2011 (the “Series B Share Purchase Agreement”) among the Founders, the Preferred B Holders and the Company, the Preferred B Holders are the holders of all of the issued and outstanding Preferred B Shares of the Company (the “Preferred B Shares”); and

WHEREAS, pursuant to that certain Series C Preferred Share Purchase Agreement dated February 21st, 2012 (the “Series C Share Purchase Agreement”) among the Founders, the Preferred C Holders and the Company, the Preferred C Holders are the holders of all of the issued and outstanding Preferred C Shares of the Company (the “Preferred C Shares”);

WHEREAS, pursuant to that certain Series D Preferred Share Purchase Agreement dated July 19th, 2012 and any joinder agreements thereto (the “Series D Share Purchase Agreement”) among the Preferred D Holders and the Company, the Preferred D Holders are the holders of all of the issued and outstanding Preferred D Shares of the Company (the “Preferred D Shares”);

WHEREAS, pursuant to that certain Series E Preferred Share Purchase Agreement dated February 17th, 2014 and any joinder agreements thereto (the “Series E Share Purchase Agreement”) among the Preferred E Holders and the Company, the Preferred E Holders are the holders of all of the issued and outstanding Preferred E Shares of the Company (the “Preferred E Shares”);

WHEREAS, the Preferred Shareholders and the Company desire to set forth certain matters regarding the ownership of the shares of the Company and hereby agree to enter into this

Agreement, to govern the rights of the Preferred Shareholders to cause the Company to register the Company’s Ordinary Shares issued or issuable to them and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.                                      Financial And Management Information

1.1          Financial Information.

Until the Company’s Qualified IPO (as defined in the Articles), the Company will furnish the following reports to the Preferred Shareholders, provided that such Preferred Shareholder then holds Preferred Shares or Ordinary Shares issued on conversion of Preferred Shares:

(i)          As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company as of the end of such year, and statements of income and statements of cash flow of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, United States Dollar-denominated, prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) (adjusted in a separate note to IFRS), and per the request of the Board, such financial statements shall be audited by a firm of Independent Certified Public Accountants in the State of Israel, a member of the Israeli Institute of Certified Public Accountants and is independent with respect to the Preferred Shareholders (the “CPA”) and accompanied by an opinion of such firm which opinion shall state that such balance sheet and statements of income and cash flow have been prepared in accordance with U.S. GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards. For clarification purposes, subject to the provisions of applicable law, the Company shall provide the Preferred Shareholders with unaudited annual financial statements, unless the Board determines otherwise; and in such event the Company shall be required to deliver the audited annual financial statements within up to 180 days after the end of each fiscal year.

(ii)           As soon as practicable, but in any event within forty five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company as at the end of each such period and unaudited consolidated statements of (i) income and (ii) cash flow of the Company for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail, United States dollar-denominated and certified by the chief financial officer (or if none, by the Chief Executive Officer) of the Company that such financial statements were prepared in accordance with Israeli generally accepted accounting principles applied on a basis consistent with that of preceding periods (adjusted to IFRS) and, except as otherwise stated therein, fairly present the financial position of the Company as of their date subject to changes resulting from year-end audit adjustments, and all reviewed by the CPA, it being understood and agreed that the Company may provide such interim financial statements in accordance with U.S. GAAP if the costs thereof are reasonable.

(iii)          At least thirty (30) days prior to the beginning of each fiscal year, the Company shall furnish the Preferred Shareholders with the Annual Plan (as defined below).

(iv)          As soon as practicable, but in any event within fifteen (15) days after the end of each quarter of each fiscal year of the Company, a quarterly report, in a format to be agreed by the Company’s Chief Executive Officer and the Board of Directors of the Company.

This Section 1.1 shall not be in limitation of any rights which the Preferred Shareholders or the directors designated by the Preferred Shareholders, as applicable, may have under applicable law.

1.2          Until the Company’s Qualified IPO, and subject to a customary confidential undertaking, the Company will permit the authorized representatives reasonably acceptable to the Company of the Preferred Shareholders, access, at reasonable times, and upon reasonable notice, and without unduly interfering with the operations of the Company, to review and inspect all books and records of the Company, to review the Company’s annual budget and to discuss its affairs, finances and accounts with the Company’s officers, employees and independent accountants and agents, provided, however, that the provisions of this section shall not apply to any Preferred Shareholder reasonably deemed to be a competitor of the Company. Such access shall be provided at no cost to the Preferred Shareholders, provided that the Company shall be reimbursed by any such Preferred Shareholders for expenses incurred in connection with making copies of any records and/or files at the request of any of the Preferred Shareholders or their authorized representatives. In addition, the Company will provide the Investors, with reasonable promptness, such other information and data with respect to the Company, as the Investors may from time to time reasonably request. This Section 1.2 shall not be in limitation of any rights which the directors designated by the Investors may have under applicable law.

1.3          Accounting. The Company will maintain and cause each of its subsidiaries to maintain a system of accounting established and administered in accordance with U.S. GAAP consistently applied (or Israeli GAAP for interim financial statements, as set forth in section 1.1 above), and will set aside on its books and cause each of its operating subsidiaries to set aside on its books all such proper reserves as shall be required by U.S. GAAP (or Israeli GAAP for interim financial statements, as set forth in section 1.1 above). For purposes of this Section 1.3, “subsidiary” means any corporation or entity at least a majority of whose voting securities are at the time owned by the Company, or by one or more subsidiaries, or by the Company and one or more subsidiaries.

1.4          Proprietary Information and Non-Competition Agreements. Each employee, consultant, founder and/or officer of the Company and any person who will have access to confidential information with respect to the Company and its operations has signed or will sign a non-disclosure and proprietary rights agreement protecting the Company’s rights, in the customary form utilized by the Company, acceptable to Company’s Chief Executive Officer; any material deviation from the customary form of Company’s non-disclosure and proprietary rights agreement be approved by the Board of Directors.

1.5          Annual Plan. The management of the Company shall establish annually an operating plan and budget for the Company (the “Annual Plan”), in consultation with the Board of Directors. The Annual Plan for the following year shall be submitted to the Board of Directors for its approval and shall be delivered to the Preferred Shareholders pursuant to section 1.1 (iii).

1.6          The foregoing financial and management information rights shall not apply to a Preferred Shareholder that is a competitor of the Company, which shall mean, for purposes hereof, a person or entity that engages in any activities that compete with the Company in the field of delivering injectable therapeutic drugs by disposable pumps.

2.                                      Registration Rights; Compliance with Securities Act; Restrictions on Transferability

2.1          Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Commission” means the U.S. Securities and Exchange Commission or any other U.S. federal agency at the time administering the Securities Act;

“Ordinary Shares” means the Company’s Ordinary Shares NIS 0.01 par value each;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Form F-3” means Form F-3 (or Form S-3, as the case may be) under the Securities Act, as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC;

“Holder” means any person holding Preferred Registrable Securities or any assignee thereof in accordance with Section 2.12 of this Agreement, and for purposes of Sections 2.6, 2.7, 2.8, 2.9, 2.11 and 2.13, includes an Eligible Holder (as defined in Section 2.3(i)(a));

“Preferred Shares” shall mean (i) Series E Preferred Shares, 0.01 par value each of the Company, issued to the Preferred E Holders and any additional shares of Series E Preferred Shares issued to them from time to time, including upon Recapitalizations (the “Preferred E Shares” or “Series E Preferred Shares”) (ii) Series D Preferred Shares, 0.01 par value each of the Company, issued to the Preferred D Holders and any additional shares of Series D Preferred Shares issued to them from time to time, including upon Recapitalizations (the “Preferred D Shares” or “Series D Preferred Shares”) (iii) Series C Preferred Shares, 0.01 par value each of the Company, issued to the Preferred C Holders and any additional shares of Series C Preferred Shares issued to them from time to time, including upon Recapitalizations (the “Preferred C Shares” or “Series C Preferred Shares”) (iv) Series B Preferred Shares, NIS 0.01 par value each of the Company, issued to the Preferred B Holders and any additional shares of Series B Preferred Shares issued to them from time to time, including upon Recapitalizations (the “Preferred B Shares” or “Series B Preferred Shares”); (v) Series A2 Preferred Shares, NIS 0.01 par value each of the Company, issued to the Preferred A2 Holders and any additional shares of Series A2 Preferred Shares issued to them from time to time, including upon Recapitalizations (the “Preferred A2 Shares”; and (v) Series Al Preferred Shares, NIS 0.01 par value each of the Company, issued to the Preferred Al Holders and any additional shares of Series Al Preferred Shares issued to them from time to time, including upon Recapitalizations (the “Preferred Al Shares”) (Preferred Al Shares and Preferred A2 Shares shall be referred to together as “Series A Preferred Shares”);

“Recapitalizations” means stock splits, stock dividends, recapitalizations and the like;

“Registrable Securities” or “Preferred Registrable Securities” means, collectively, all Ordinary Shares issuable upon conversion of the Preferred Shares, and all Ordinary Shares issued by the Company in respect of such shares and all Ordinary Shares that any holder of Preferred Shares may hereafter purchase pursuant to its preemptive rights, rights of first refusal or otherwise, or Ordinary Shares issued on conversion or exercise of other securities so purchased;

The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (or equivalent law of another jurisdiction) and the declaration or ordering of the effectiveness of such registration statement;

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

2.2          Demand Registration.

(i)            Request for Registration. At any time after the latter of: (i) with respect to Series A Preferred Shares — six months shall have elapsed from the effective date of the Initial Public Offering; (i) with respect to Preferred B Shares, the date that is three (3) years from the closing of the Series B Share Purchase Agreement or six months shall have elapsed from the effective date of the Initial Public Offering; (ii) with respect to Preferred C Shares, the date that is three (3) years from the first closing of the Series C Share Purchase Agreement or six months shall have elapsed from the effective date of the Initial Public Offering; (iii) with respect to Preferred D Shares, the date that is three (3) years from the First Closing Date as defined in the Series D Share Purchase Agreement or six months shall have elapsed from the effective date of the Initial Public Offering; (iv) with respect to Preferred E Shares, the date that is three (3) years from the First Closing Date as defined in the Series E Share Purchase Agreement or six months shall have elapsed from the effective date of the Initial Public Offering; the holders of Preferred Registrable Securities (the “Initiating Holders”) shall have the right to make several separate written demands (but the Company shall not be obligated to effect more than two (2) demands), that the Company file a registration statement under the Securities Act covering the public sale of all or part of the Registrable Securities owned by such Initiating Holders (a “Demand”), provided, however, that any such Demand must include the registration of Registrable Securities with an aggregate offering price of at least US$5,000,000. Upon the occurrence of such Demand, the Company will:

(a)           promptly give written notice of the proposed registration to all other Holders; and

(b)           as soon as practicable, use commercially reasonable efforts to effect such registration, (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such Demand, together with all or such portion of the Registrable Securities of the Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.2 as follows:

(1)        If at the time of the request from the Initiating Holders the Company gives notice, within thirty (30) days of such request, that it is engaged in preparation of a registration statement for a firmly underwritten registered public offering (for which the registration statement will be filed within ninety (90) days of such Company’s notice) in which the Holders may include Registrable Securities pursuant to Section 2.3 below, in which event the Demand shall not count as such under this Section 2.2(i);

(2)           After the Company has effected two (2) such registrations pursuant to this subparagraph 2.2(i), and such registrations have been declared or ordered effective and have remained effective as required under the terms of this Agreement; or

(3)           If the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company or its shareholders for a registration statement to be filed in the near future, then the Company’s obligation to use commercially reasonable efforts to register, qualify or comply under this Section 2.2 shall be deferred for a period not to exceed ninety (90) days in any twelve (12) months period from the date of receipt of written request from the Initiating Holders; provided that the Company may not exercise this deferral right more than once per twelve (12) month period, and provided further that a Demand so deferred may be withdrawn and not be counted as such under this Section 2.2(i).

(4)           If marketing factors require a limitation of the number of shares to be registered pursuant to this Section 2.2, then the provisions of Section 2.3 hereunder shall apply, mutatis mutandis, to the allocation of such limited number of Registrable Securities among the participating Holders.

(5)           Subject to the foregoing clauses (1) through (4), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable, after receipt of the request or requests of the Initiating Holders and effect the prompt registration under the Securities Act of all the Registrable Securities which the Company has been so requested to register by the Initiating Holders and the other Holders.

(ii)           Underwriting.

If the Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.2(i) and the Company shall include such information in the written notice referred to in paragraph 2.2(i)(a). The underwriter will be selected by a majority in interest of the Initiating Holders, with the approval of the Company, which shall not be unreasonably withheld. In such event, the right of the Holders to include securities in such registration shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Holders), to the extent provided herein. The Holders proposing to distribute their securities through such underwriting shall (together with the Company), enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If the underwriter advises the Holders that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be allocated first among all Investors requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Investors, assuming conversion, and second among all non-Investor Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such non-Investor Holders, assuming conversion. In any event, all Registrable Securities must be included in any registration initiated pursuant to this Section 2.2, prior to any other securities of the Company, whether held by the Company or by any shareholder that is not deemed as a Holder for the purpose of this Section 2.2. The Company shall not register securities for sale for its own account in any registration requested pursuant to this Section 2.2 unless permitted to do so by the written consent of the Initiating Holders. Notwithstanding the provisions of Section 3.3 below, no holder of the Company’s shares shall be granted registration rights similar to the registration rights granted in this Section 2.2 so as to reduce the number of shares includable by the holders of the Registrable Securities in such registration without the consent of at least a majority of the Registrable Securities.

2.3          Company Registration

(i)            Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities for its own account, other than a registration relating solely to employee benefit plans and corporate reorganizations and other than in a demand registration under Section 2.2 or Section 2.4, the Company will:

(a)           promptly deliver to the Holders (in this Section 2.3 only, the “Eligible Holders”) a written notice thereof; and

(b)           include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by an Eligible Holder.

(ii)           Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Eligible Holders as a part of the written notice given pursuant to Section 2.3(i)(a). In such event the right of the Eligible Holders to registration pursuant to Section 2.3 shall be conditioned upon the Eligible Holders’ participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. The Eligible Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. If the total amount of Registrable Securities requested by the Eligible Holders to be included in such offering exceeds the amount of securities sold (other than by the Company) that the underwriters determine in their reasonable discretion could materially and adversely jeopardize the success of the offering, then the Company shall be required to include in the offering only that number of such Registrable Securities that the underwriters determine in their reasonable discretion will not materially and adversely jeopardize the success of the offering of the securities so included. In case of an underwriter’s cutback, the Company shall so advise the Eligible Holders of the amount of the cutback through such underwriting and the allocation among such Eligible Holders and the Company shall be as follows: (a) first, to the Company; (b) second, to the Eligible Holders who requested to include such Registrable Securities in the registration provided that, the allocation between such Eligible Holders shall be in the following order (l)_the Preferred Registrable Securities held by the Preferred E Holders requested to be included in such registration statement (2) the Preferred Registrable Securities held by the Preferred D Holders requested to be included in such registration statement (3) the Preferred Registrable Securities held by the Preferred C Holders requested to be included in such registration statement (4)_the Preferred Registrable Securities held by the Preferred B Holders requested to be included in such registration statement and (5) the Preferred Registrable Securities held by the non-Investor Holders requested to be included in such registration statement; provided however that unless the registration is with respect to the Company’s Initial Public Offering, the number of Preferred Registrable Securities in such registration held by the Preferred C Holders and Preferred B Holders shall be no less than 30% of the shares of each of Series B Preferred Shares and Series C Preferred Shares to be included in such registration, and with respect to Preferred D Holders, the number of Preferred Registrable Securities in such registration held by the Preferred D Holders shall be no less than 40% of the shares of each of Series D Preferred Shares to be included in such registration, and with respect to Preferred E Holders, the number of Preferred Registrable Securities in such registration held by the Preferred E Holders shall be no less than 50% of the shares of each of Series E Preferred Shares to be included in such registration . Notwithstanding the provisions of Section 3.3 below, no shareholder of the Company shall be granted registration rights similar to the registration rights granted in this Section 2.3 so as to reduce the number of shares includable by the holders of the Preferred Registrable Securities in such registration without the consent of at least a majority of the Registrable Securities.

(iii)          It is hereby clarified that the right of the Holders under this Section 2.3 may be used for an unlimited number of times, but in any event, not more than twice within any 12 months period.

2.4          Registration on Form F-3

The Holders shall be entitled to unlimited demand registrations on Form F-3. In the event that the Company shall receive from the Holders a written request or requests that the Company shall effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by the Holders, the Company will:

(i)            as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.4: (a) if Form F-3 is not available for such offering by the Holder; (b) if the aggregate public offering price of all securities of the Company to be sold by stockholders in such registered offering is less than US$500,000; (c) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it is not in the best interests of the Company for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holders under this Section 2.4, provided, however, that the Company shall not utilize this right more than once in any twelve month period and provided further that the F-3 demand so deferred may be withdrawn and not be counted as such under this Section 2.4; (d) if the Company has already effected one registration on Form F-3 during the preceding twelve (12) months which was initiated by Preferred Shareholders; or (e) during the period starting with the date ninety (90) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith; or (f) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. If marketing factors require a limitation of the number of shares to be registered pursuant to this Section 2.4, then the provisions of Section 2.3 shall apply, mutatis mutandis, to the allocation of such limited number of Registrable Securities among the participating Holders.

(ii)           Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as registrations effected pursuant to subsections 2.2 or 2.3 above.

2.5          Expenses of Registration. All expenses incurred by the Company in complying with Section 2 of this Agreement, including without limitation all registration, qualification and filing fees, printing and accounting expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses and all reasonable fees and disbursements of one special counsel of the Holders (plus applicable V.A.T. and reasonable expenses), but excluding underwriting discounts, commissions and stock transfer taxes relating to Registrable Securities, shall be borne by the Company. All underwriting discounts, selling commissions and stock transfer taxes relating to Registrable Securities shall be borne by the Holders of such securities pro rata to the shares being registered.

2.6          Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep the Holders advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will:

(a)           Prepare and file with the Commission a registration statement, and all requisite supplements and amendments thereto, with respect to such securities and use commercially reasonable efforts to cause such registration statement, as amended, to become and remain effective for at least 12 months or until the distribution described in the registration statement has been completed;

(b)           Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, and all supplements and amendments thereto, preliminary prospectus, final prospectus and such other documents as the holder and underwriters may reasonably request to facilitate the public offering of such securities and such other information necessary to allow the Holders participating in such registration to remain reasonably informed about the registration process;

(c)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter of such offering;

(d)           Notify the Holders of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of its knowledge of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(e)           Cause all such Registrable Securities registered under this section 2 to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(f)            Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(g)           Furnish, at the request of the Holders requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.7          Indemnification

(i)            To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, partners and stockholders, any underwriter (as defined in the Securities Act) for such Holder and each person or entity, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (a) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, or (c) any Violation or alleged Violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to the Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.7(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished specifically for use in such registration statement by the Holder, underwriter or controlling person and provided further that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations.

(ii)           To the extent permitted by law, each Holder will indemnify and hold harmless the Company, each of its directors, each of its shareholders, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, and any controlling person of any such underwriter, severally but not jointly, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) directly arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder where such written information was specifically provided for use in connection with such registration and such written information so states that is has been provided specifically for such use; and such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.7(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action, as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.7(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity by any Holder under this subsection 2.7(ii) exceed the net proceeds from the offering received by such Holder.

(iii)          Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with one counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.7 unless the failure to deliver notice is materially prejudicial to its ability to defend such action. Any omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7. In no event shall the liability of a Holder exceed the proceeds from the offering received by such Holder.

(iv)          If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided that in no event shall any Holder be required to contribute under this subsection an aggregate amount in excess of the net proceeds from the offering received by such Holder less any amounts paid by such Holder pursuant to subsection 2.7(ii). The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(v)           The obligations of the Company and the Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities covered by a registration statement effected under this Section 2.

2.8          Information by Holders. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.

2.9          Standoff Agreement. In connection with any public offering of the Company’s securities, the Holders agrees, upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days ) from the effective date of an IPO; provided that the officers, the directors and Major Shareholders of the Company also agree and remain subject to such restrictions.

2.10        Foreign Offerings. The provisions of Sections 2.1 to 2.13 shall apply, mutatis mutandis, to any registration of the shares of the Company outside of the United States.

2.11        Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Ordinary Shares of the Company, the Company agrees to use commercially reasonable efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b)           File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)           As long as any Holder owns any Registrable Securities to furnish to such Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

2.12        Transfer of Registration Rights. None of the rights, privileges, or obligations set forth in, arising under, or created by the provisions of this Section 2 may be assigned or transferred without the prior consent in writing of the Company, with the exception of (a) assignments and transfers from a Holder to a Permitted Transferee (as such term is defined in the Articles), (b) assignments and transfers to any partner or retired partner of any Holder that is a partnership, (c) assignments and transfers to any transferee who acquires at least 50,000 shares of Registrable Securities and (iv) any family member or trust for the benefit of any individual Holder, provided that the Company is given written notice thereof and the transferee agrees to become party to this Agreement.

2.13        Termination. The registration rights contained in this Section 2 will terminate as to any Holder on the earlier of: (i) five (5) years after the Company’s Initial Public Offering; or (ii) when all of that Holder’s shares can be sold in a three-month period pursuant to Rule 144 without the registration of such shares.

3.                                      Board of Directors.

The Company hereby agrees that the Company’s indemnity obligation to each and any member of the Board shall be primary and senior to any indemnification obligation which the party or parties appointing such member of the Board (the “Appointing Party”) may have to such member of the Board and the Company shall (i) indemnify and reimburse the Appointing Party for any indemnification payments or advances made by such Appointing Party (or its insurer) directly to such member of the Board, and (ii) expressly waives any right of contribution from such Appointing Party (or its insurer) with respect to any indemnification that the Company may provide to such member of the Board.

4.                                      Miscellaneous

4.1          Governing Law. The internal laws of the State of Israel, without regard to its choice of law rules, shall govern the validity, the construction of its terms and the interpretation of the rights and duties of the parties hereunder. The appropriate courts in Tel Aviv, Israel, shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement.

4.2          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Subject to any other provisions of this Agreement to the contrary, the provisions of this Agreement may be freely assigned by any party or its respective transferees, successors and assigns in connection with a due transfer of all or part of their respective shares of the Company, provided that the person(s) and/or entities to whom such security and/or rights granted hereunder are to be transferred shall have executed a counterpart signature page hereto, pursuant to which such person(s) and/or entities become(s) a party to this Agreement and agrees to be bound by all the provisions hereof. Nothing in this Agreement, express or implied, is intended to confer upon any other shareholder who is not a party to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3          Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Except as otherwise expressly provided herein, it is specifically stated that any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, and the consent of the holders of seventy-five percent (75%) of the Preferred Shares. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all the parties hereto, including without limitation, any future holder of Registrable Securities, and the Company.

4.4          Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to any holder of capital stock, at such address as such holder shall have furnished the Company in writing or (b) if to the Company, at the address set forth on the signature page of this Agreement, or at such other address as the Company shall have furnished to the parties hereto, or (c) if to the Preferred Shareholders, at the respective address for each of them set forth on the signature page of this Agreement.

Any notice sent in accordance with this Section 4.4 shall be effective (i) if mailed, seven (7) business days after mailing, (ii) if sent by messenger, upon delivery, (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt), and (iv) if sent by electronic mail, upon transmission.

4.5          Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

4.6          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

4.7          Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

4.8          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

4.9          Further Action. Each of the parties shall take such actions, including the execution and delivery of further instruments and voting its shares in the Company, as may be necessary to give full effect to the provisions hereof and to the intent of the parties hereto.

Signature pages follow

Schedule 1

Preferred B Holders, Preferred C Holders, Preferred D Holders and Preferred E Holders

Preferred E Holders

Name	Contact
SteadyMed Investors LLC

Samson Venture Partners I, LLC

Brian Stark

Brown Bear Holdings LP

Bruce V. Rainier

Michael Bernstein

Iron Capital I LLC

Beverly Capital, LLC

Edgar D. Jannotta, Jr. Revocable Trust

Wilbur H. Gantz III Revocable Trust

Preferred D Holders

Name	Contact
SteadyMed Investors LLC

Samson Venture Partners I, LLC

Brian Stark

Brown Bear Holdings LP

Randsburg Capital, LLC

Robert James Barnard

Yossi Aldar

Michael Bernstein

Don Layden

Bruce Ranner

Preferred C Holders

Name	Contact
Brian Stark

Preferred B Holders

Name	Contact
RAD Biomed Accelerator Ltd.

RAD Data Communications Ltd.

Yehuda Zisaepl

Yossi Aldar

Amos and Daughter Investments and
Properties Ltd.

Almedco Ltd.

M.A. Bronfeld Ltd.

SteadyMed Investors LLC

Samson Venture Partners I, LLC

Brian Stark

Linda Gorens-Levey

Schedule 2

Preferred A-1 Holders and Preferred A-2 Holders

Preferred A-1 Shares

Name	Contact
Yehuda Zisapel

Almedco Ltd.

Amos and Daughter Investments and
Properties Ltd.

Preferred A-2 Holders

Name	Contact
SteadyMed Investors LLC

Samson Venture Partners I, LLC

Fourth Amended IRA - Signature Page

The foregoing Fourth Amended Investors Rights Agreement is hereby executed as of the date first above written.

For the Company:

SteadyMed Ltd

By:	/s/ Jonathan M.N. Rigby
Name:	Jonathan M.N. Rigby
Title:	President &CEO
Date:

Address:
5 Openheimer St.
7670105 Rehovot, Israel
Attn.: Jonathan Rigby, CEO
Tel: 03-6449556
Fax: 03-6449558
Email: jrigby@steadymed.com

with a copy to:
Katzenell Dimant, Law Offices
6 Maskit St.
Herzeliya Business Park, Blgd. B
P.O.B. 4026
Herzeliya Pituah 46140, Israel
Attn: Einat Katzenell, Adv.
Tel: +972-(0)9-9500555
Fax:+972-(0)9-9518666
Email: einat@kdlaw.co.il

[SteadyMed Ltd. —Fourth IRA — Signature Page]

Fourth Amended IRA - Signature Page -cntd.

	Yehuda Zisapel	RAD Date Communications Ltd.		RAD Biomed Accelerator Ltd.

		By:		By:

	Yossi Aldar	Amos and Daughter Investments		Almedco Ltd.
and Properties Ltd.

By:
By:

/s/ Ron Ginor
	M.A. Bronfeld Ltd.	SteadyMed Investors LLC		Samson Venture Partners I, LLC

By:	/s/ Brian Stark	By:	/s/ Brian J. Stark	By:	/s/ Ron Ginor
	Brian Stark		Brian J. Stark member of its General Patner		Managing Director
		By:	/s/ Brian J. Stark	By:	/s/ Michael Bernstein
			Managing Member	Michael Bernstein
Brown Bear Holdings LP

/s/ Linda Gorens-Levey
	Linda Gorens-Levey	Robert James Barnard		Don Layden

	/s/ Randsburg Capital LLC	/s/ Iron Capital I LLC		/s/ Edgar D. Jannotta, Jr.
	Randsburg Capital LLC	Iron Capital I LLC		Edgar D. Jannotta, Jr. Revocable
Trust

	/s/ Beverly Capital, LLC	/s/ Wilbur H. Gantz III		/s/ Bruce Rauner
	Beverly Capital, LLC	Wilbur H. Gantz III Revocable		Bruce Rauner
Trust

[SteadyMed Ltd. — Fourth IRA — Signature Page]